Exhibit 4.5
EXIDE TECHNOLOGIES
as issuer,
and
U.S. BANK NATIONAL ASSOCIATION
(as successor to SunTrust Bank),
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of January 25, 2011
to the
INDENTURE
Dated as of March 18, 2005

10 1/2% Senior Secured Notes due 2013

     FIRST SUPPLEMENTAL INDENTURE dated as of January 25, 2011 (this “Supplemental Indenture”) between Exide Technologies, a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association (as successor to SunTrust Bank, a banking corporation organized and existing under the laws of the State of Georgia), as Trustee (the “Trustee”), to the Indenture (the “Indenture”) dated as of March 18, 2005 between the Company and the Trustee.
THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH
     WHEREAS, the Company and the Trustee are parties to the Indenture, providing for the issuance of 10 1/2% Senior Secured Notes due 2013 of the Company (the “Notes”);
     WHEREAS, the Company has offered to purchase (the “Tender Offer”) the outstanding Notes at a purchase price described in the Offer to Purchase and Consent Solicitation Statement dated January 10, 2011 (the “Offer to Purchase”) and has solicited consents (the “Consent Solicitation”) of Holders of outstanding Notes to make the amendments to the Indenture, Notes and Security Documents contemplated by this Supplemental Indenture (such amendments, the “Amendments”);
     WHEREAS, the Company desires to supplement the Indenture to eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Indenture and the Notes, to release all Collateral and to eliminate provisions contained in the Indenture and the Notes relating to Collateral, in each case as contemplated by the Amendments;
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to make the Amendments;
     WHEREAS, Section 9.02(a) of the Indenture provides, among other things, that the Company, the Subsidiary Guarantors, if any, and the Trustee may amend or supplement the Indenture, any Security Document (except as otherwise described in the Indenture), the Notes or the Guarantees with the written consent of the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes;
     WHEREAS, the final paragraph of Section 9.02 of the Indenture provides that, notwithstanding Section 9.02(a), without the consent of the Holders of at least 75% in principal amount of the Notes then outstanding, no amendment may release from the Lien of the Indenture or the Notes and the Security Documents all or substantially all of the Collateral, otherwise than in accordance with the terms of the Security Documents;
     WHEREAS, as of the date hereof, $290,000,000 aggregate principal amount of Securities are issued and outstanding under the Indenture;
     WHEREAS, Section 9.03 of the Indenture provides that every amendment, waiver or supplement of the Indenture, the Notes or the Subsidiary Guarantees, if any, shall comply with the Trust Indenture Act as then in effect;

     WHEREAS, pursuant to the Consent Solicitation, the Company received and delivered to the Trustee consents of Holders of at least 75% in aggregate principal amount of the Notes then outstanding consenting to the Amendments, which Amendments are set forth herein; and
     WHEREAS, upon execution and delivery of this Supplemental Indenture, all things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company have been done;
     NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:
ARTICLE ONE
DEFINITIONS, INCORPORATION BY REFERENCE AND OTHER PROVISIONS OF GENERAL APPLICATION
SECTION 1.01. Definitions.
     As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as defined therein. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
SECTION 1.02. Governing Law.
     This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
SECTION 1.03. No Adverse Interpretation of Other Agreements.
     This Supplemental Indenture may not be used to interpret any indenture, loan or debt agreement of any of the Company or any of its Subsidiaries other than the Indenture. Any such other indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.
SECTION 1.04. Successors.
     All agreements of the Company and the Guarantors, if any, in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.
SECTION 1.05. Duplicate Originals.
     All parties may sign any number of copies of this Supplemental Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

SECTION 1.06. Severability.
     To the extent permitted by applicable law, in case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
SECTION 1.07. Ratification of Indenture; Supplemental Indenture Part of Indenture.
     Except as expressly amended hereby, each of the Indenture and the Notes and Guarantees outstanding thereunder is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of, and shall be read and construed together with, the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 1.08. Trust Indenture Act Controls.
     If any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Supplemental Indenture by the Trust Indenture Act, such required or deemed provision shall control.
ARTICLE TWO
AMENDMENTS OF THE INDENTURE AND THE NOTES
SECTION 2.01. Deletion of Certain Sections and Subsections of the Indenture.
     The text of each of the following sections and subsections of the Indenture is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted]”, and any and all obligations thereunder are hereby deleted throughout the Indenture, and such sections, subsections and references shall be of no further force or effect:
     (a) Section 4.02. Maintenance of Office or Agency;
     (b) Section 4.03. Corporate Existence;
     (c) Section 4.04. Payment of Taxes;
     (d) Section 4.05. Compliance Certificate; Notice of Default;
     (e) Section 4.06. Waiver of Stay, Extension or Usury Laws;
     (f) Section 4.07. Change of Control;
     (g) Section 4.08. Limitations on Incurrence of Additional Indebtedness;
     (h) Section 4.09. Limitations on Restricted Payments;

     (i) Section 4.10. Limitation on Preferred Stock of Restricted Subsidiaries;
     (j) Section 4.11. Limitations on Asset Sales;
     (k) Section 4.12. Limitations on Transactions with Affiliates;
     (l) Section 4.13. Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;
     (m) Section 4.14. Limitation on Guarantees by Restricted Subsidiaries;
     (n) Section 4.15. Additional Subsidiary Guarantees;
     (o) Section 4.16. Limitation on Liens;
     (p) Section 4.17. Impairment of Security Interest;
     (q) Section 4.18. Conduct of Business;
     (r) Section 4.19. Payments for Consent;
     (s) Section 4.20. Reports to Holders;
     (t) Section 4.21. Post Closing Action Related to Collateral;
     (u) Subsections (3), (4), (5), (8), (9) and (10) of Section 6.01. Events of Default;
     (v) Section 11.01. Security Documents; Additional Collateral;
     (w) Section 11.02. Recording, Etc.;
     (x) Section 11.03. Release of Collateral;
     (y) Section 11.04. Release of Liens;
     (z) Section 11.05. Trust Indenture Act Requirements;
     (aa) Section 11.06. Suits To Protect the Collateral;
     (bb) Section 11.07. Purchaser Protected;
     (cc) Section 11.08. Powers Exercisable by Receiver or Trustee;
     (dd) Section 11.09. Determinations Relating to Collateral;
     (ee) Section 11.10. Release upon Termination of the Company’s Obligations;
     (ff) Section 11.11. Limitation on Duty of Trustee in Respect of Collateral;
     (gg) Section 12.01. Trust Monies;

     (hh) Section 12.02. Investment of Trust Monies;
     (ii) Section 12.03. Return of Trust Monies; and
     (jj) Section 13.14. Intercreditor Agreement.
SECTION 2.02. Amendments to Sections 5.01 and 5.02 of the Indenture.
     (a) The text of Section 5.01 of the Indenture is hereby deleted in its entirety and replaced with the following text:
     SECTION 5.01. Merger, Consolidation and Sale of Assets.
     The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless either:
     (1) the Company shall be the surviving or continuing corporation; or
     (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):
     (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and
     (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee) executed, and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed.
     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
     Notwithstanding the foregoing, the Company may (i) consolidate with, merge with or into or transfer all or part of its properties and assets to any Restricted Subsidiary so long as the Company is the survivor of such merger or consolidation or all assets of the Company immediately prior to such transaction are owned by the Company and/or such Restricted Subsidiary immediately after the consummation thereof and (ii) merge with an Affiliate that is a Person that has no material assets or liabilities prior to such merger and which was organized solely for the purpose of (A) reorganizing the Company in another jurisdiction or (B) the creation of a holding company of the Company.
     (b) The text of Section 5.02 of the Indenture is hereby deleted in its entirety and replaced with the following text:
SECTION 5.02. Successor Corporation Substituted.
     Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture and the Notes with the same effect as if such surviving entity had been named as such. When a successor Person assumes all of the obligations of the predecessor hereunder and under the Notes and agrees in writing to be bound hereby and thereby, the predecessor shall be released from such obligations.
SECTION 2.03. Amendment to Table of Contents.
     The Table of Contents of the Indenture is amended by deleting the titles to Sections 4.02. 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21, 11.01, 11.02, 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11, 12.01, 12.02, 12.03 and 13.14 and inserting the text “[Intentionally Omitted]”.
SECTION 2.04. Amendment and Elimination of Certain Definitions.
     Any defined terms present in the Indenture but no longer used as a result of the Amendments made pursuant to this Article Two are hereby eliminated. Sections 1.01 and 1.02 of the Indenture are hereby amended by deleting in its entirety the definition of each of the terms that is used in the Indenture only in the sections and subsections deleted pursuant to Section 2.01 hereof.
SECTION 2.05. Amendment and Elimination of Certain Section References.
     The Indenture is amended by deleting all references to sections and subsections of the Indenture that are deleted pursuant to Section 2.01 hereof.
SECTION 2.06. Amendment of the Notes and Security Documents.
     The Notes and Security Documents are amended to delete all provisions inconsistent with the Amendments to the Indenture made pursuant to this Article Two. For the avoidance of doubt, all Collateral is hereby released from the Lien under the Indenture, the Notes and the Security Documents.

ARTICLE THREE
EFFECTIVENESS
SECTION 3.01. Effectiveness; Operative Date; Termination.
     This Supplemental Indenture shall be effective and binding immediately upon its execution by the parties hereto, but, notwithstanding an earlier execution date, the terms hereof shall not become operative until the initial date (the “Operative Date”) of acceptance for purchase by the Company of the Notes validly tendered and not validly withdrawn pursuant to the Tender Offer as set forth in the Offer to Purchase. Effective as of the Operative Date, this Supplemental Indenture hereby amends the Indenture, Notes and Security Documents as provided for herein. If the Operative Date does not occur on or prior to the Initial Payment Date (as defined in the Offer to Purchase), then the terms of this Supplemental Indenture shall be null and void and the Indenture, Notes and Security Documents shall continue in full force and effect without any amendment or modification hereby.

SIGNATURES
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

EXIDE TECHNOLOGIES, as issuer
By:	/s/ Brad S. Kalter
	Name:	Brad S. Kalter
	Title:	Vice President, Deputy General Counsel and Corporate Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Patricia A. Welling
	Name:	Patricia A. Welling
	Title:	Vice President
[Signature Page to First Supplemental Indenture]